EXHIBIT 99.1

23301 Wilmington Avenue
Carson, CA 90745-6209
310.513.7200
www.ducommun.com
NEWS RELEASE
Ducommun Reports Results for the
Fourth Quarter Ended December 31, 2016
Company Begins 2017 Well Positioned for Growth as New CEO Takes Helm
LOS ANGELES (March 6, 2017) – Ducommun Incorporated (NYSE:DCO) (“Ducommun” or the “Company”) today reported results for its fourth quarter and year ended December 31, 2016.
Fourth Quarter 2016 Highlights

•	Fourth quarter revenue was $142.5 million

•	Operating income was $9.0 million

•	GAAP net income for the quarter was $2.8 million, or $0.25 per diluted share

•
Adjusted net income for the quarter was $5.1 million, or $0.45 per diluted share, which excludes a $1.2 million final pre-tax net working capital adjustment and a $1.0 million tax adjustment related to divestitures

•	Adjusted EBITDA for the quarter was $15.1 million

•	Cash flow from operations for the quarter was $15.8 million

•	Backlog increased to $600 million

•	Net voluntary principal prepayments on credit facilities totaled $10 million during the quarter - for a net total of $75 million in voluntary principal prepayments during 2016
“Ducommun again posted improved operating results and excellent cash flow during the quarter, paying down an additional $10 million in debt before year end,” said Stephen G. Oswald, president and chief executive officer. “For 2016 as a whole, we eliminated $75 million of indebtedness, and our backlog rose to $600 million due to recent commercial aerospace awards - leaving us very well positioned for 2017 and beyond.
“Looking back, the Company took a number of decisive steps in 2016 that streamlined and focused our operations, and I’m excited to lead this innovative organization going forward. In 2017, the higher commercial platform build rates expected later this year, along with the potential for increased defense spending, make me confident we have a strong foundation to leverage our leading position in composites, titanium, and advanced electronics.”
Fourth Quarter Results
Net revenue for the fourth quarter of 2016 was $142.5 million, compared to $156.6 million for the fourth quarter of 2015. The year-over-year decline was due to the following:

•
$17.5 million lower revenue within the Company’s industrial, medical and other (“Industrial”) end-use markets mainly due to the divestiture of the Pittsburgh operation in January 2016 and closure of the Houston operation in December 2015; and

•	$4.5 million lower revenue within the Company’s military and space end-use markets mainly due to the divestiture of the Miltec operation in March 2016; partially offset by

•	$7.8 million higher revenue in the Company’s commercial aerospace end-use markets mainly due to added content with existing customers.
Net income for the fourth quarter of 2016 was $2.8 million, or $0.25 per diluted share, compared to a net loss of $(65.2) million, or $(5.88) per share, for the fourth quarter of 2015. The fourth quarter of 2016 included a $1.2 million (pre-tax) net working capital adjustment for which there was no related tax benefit and a $1.0 million tax adjustment related to the finalization of a divestiture. The impact of these two non-recurring items was $2.2 million or $0.20 per diluted share.
The increase in net income for the fourth quarter of 2016 compared to the fourth quarter of 2015 was primarily due to the following:

•	$57.2 million non-cash pre-tax goodwill impairment charge within the Structural Systems segment recorded in the fourth quarter of 2015;

•	$32.9 million non-cash pre-tax charge related to the impairment of an indefinite-lived trade name within the Electronic Systems segment recorded in the fourth quarter of 2015; and

•	Improved operating performance in the fourth quarter of 2016; partially offset by

•	$28.0 million higher income tax expense.
Gross profit for the fourth quarter of 2016 was $27.8 million, or 19.5% of revenue, compared to gross profit of $22.8 million, or 14.6% of revenue, for the fourth quarter of 2015. The higher gross margin percentage year-over-year was primarily due to improved product mix (reflecting the aforementioned divestitures), ongoing supply chain initiatives, and improved operating performance.
Operating income for the fourth quarter of 2016 was $9.0 million, or 6.3% of revenue, compared to an operating loss of $(88.6) million, or (56.6)% of revenue, for the comparable period in 2015. The increase in operating income in the fourth quarter of 2016 was primarily due to the items that affected operating income (loss) described in net income (loss) above.
Interest expense decreased slightly to $2.0 million in the fourth quarter of 2016, compared to $2.2 million in the previous year’s fourth quarter, primarily due to a lower outstanding debt balance as a result of net voluntary principal prepayments on the Company’s credit facilities.
Adjusted EBITDA for the fourth quarter of 2016 was $15.1 million, or 10.6% of revenue, compared to $11.0 million, or 7.1% of revenue, for the comparable period in 2015.
During the fourth quarter of 2016, the Company generated $15.8 million of cash from operations, compared to $11.6 million during the fourth quarter of 2015. The increase in cash flow from operations in the fourth quarter of 2016 was primarily due to the higher net income.
Business Segment Information
Structural Systems
Structural Systems reported net revenue for the current quarter of $60.8 million, compared to $61.0 million for the fourth quarter of 2015. The slight decrease year-over-year was primarily due to a $2.9 million decline in military and space revenue, reflecting program delays and budget changes which impacted scheduled deliveries on the Company’s fixed-wing and helicopter platforms. This decline was partially offset by a $2.8 million increase in the Company’s commercial aerospace revenue, mainly due to added content with existing customers.
Structural Systems reported operating income for the current fourth quarter of $3.2 million, or 5.2% of revenue, compared to an operating loss of $(56.0) million, or (91.8)% of revenue, in the fourth quarter of 2015. The increase in operating income was primarily due to the fact that the prior year quarter included a non-cash goodwill impairment charge of $57.2 million and the current year period benefited from higher operating margins.
Adjusted EBITDA was $5.2 million for the current quarter, or 8.5% of revenue, compared to $4.6 million, or 7.6% of revenue, for the comparable quarter in 2015.
Electronic Systems
Electronic Systems reported net revenue for the current quarter of $81.7 million, compared to $95.6 million for the fourth quarter of 2015. The lower net revenue year-over-year was primarily due to the following:

•	$17.5 million decrease in Industrial revenue mainly due to the divestiture of the Company’s Pittsburgh operation in January 2016 and closure of the Houston operation in December 2015; and

•	$1.5 million decrease in military and space revenue mainly due to the divestiture of the Company’s Miltec operation in March 2016; partially offset by

•	$5.1 million increase in commercial aerospace revenue mainly due to added content with the Company’s existing customers.

Electronic Systems operating income for the current year fourth quarter was $9.2 million, or 11.3% of revenue, compared to an operating loss of $(27.0) million, or (28.3)% of revenue, for the fourth quarter of 2015. The increase in operating income year-over-year was primarily due to the following:

•	Fourth quarter 2015 included a non-cash charge related to the impairment of the indefinite-lived trade name intangible asset of $32.9 million; and

•	Higher operating margins in the fourth quarter of 2016 as a result of the aforementioned divestitures and improved operating performance.
Adjusted EBITDA was $12.8 million for the current quarter, or 15.7% of revenue, compared to $11.3 million, or 11.8% of revenue, in the comparable quarter in 2015.
Corporate General and Administrative (“CG&A”) Expense
CG&A expense for the current fourth quarter was $3.4 million, or 2.4% of total Company revenue, compared to $5.6 million, or 3.6% of total Company revenue, in the comparable quarter in 2015. The decrease in CG&A expense in the current year quarter was primarily due to lower professional fees of $1.7 million and lower compensation and benefit costs of $0.5 million.
Conference Call
A teleconference hosted by Anthony J. Reardon, the Company’s chairman of the board, Stephen G. Oswald, the Company’s president and chief executive officer, and Douglas L. Groves, the Company’s vice president, chief financial officer and treasurer, will be held today, March 6, 2017 at 2:00 p.m. PT (5:00 p.m. ET) to review these financial results. To participate in the teleconference, please call 844-239-5278 (international 574-990-1017) approximately ten minutes prior to the conference time. The participant passcode is 56842062. Mr. Reardon, Mr. Oswald, and Mr. Groves will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 45 minutes.
This call is being webcast by Thomson Reuters and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 855-859-2056, passcode 56842062.
About Ducommun Incorporated
Ducommun Incorporated delivers value-added innovative manufacturing solutions to customers in the aerospace, defense and industrial markets. Founded in 1849, the Company specializes in two core areas - Electronic Systems and Structural Systems - to produce complex products and components for commercial aircraft platforms, mission-critical military and space programs, and sophisticated industrial applications. For more information, visit www.ducommun.com.
Forward Looking Statements
This press release and any attachments include “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, earnings guidance and any statements about the Company’s plans, strategies and prospects. The Company generally uses the words “may,” “will,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” and similar expressions in this press release and any attachments to identify forward-looking statements. The Company bases these forward-looking statements on its current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: competition from other industry participants; the Company’s ability to continue to develop innovative new products and services and enhance its existing products and services, or the failure of its products and services to continue to appeal to the market; the effectiveness of the Company’s marketing and advertising programs; the Company’s ability to successfully make acquisitions or enter into joint ventures, including its ability to successfully integrate, operate or realize the projected benefits of such businesses; uncertainties related to a downturn in general economic conditions or consumer confidence; uncertainties regarding the satisfactory operation of the Company’s information technology or systems; the impact of existing and future laws and regulations; the impact of existing and future accounting standards and tax rules and regulations; the impact of the Company’s debt service obligations and restrictive debt covenants; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the Company’s results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the Company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and through the Company’s website).
Note Regarding Non-GAAP Financial Information
This release contains non-GAAP financial measures, including Adjusted EBITDA (which excludes interest expense, income tax expense (benefit), depreciation, amortization, stock-based compensation expense, net gain on divestitures, loss on extinguishment of debt, goodwill impairment, intangible asset impairment, and restructuring charges) and Adjusted Net Income (Loss) as well as Adjusted Earnings Per Share (which excludes divestiture net working capital adjustment and divestiture tax basis adjustment).
The Company believes the presentation of these non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company discloses different non-GAAP financial measures in order to provide greater transparency and to help the Company’s investors to more meaningfully evaluate and compare Ducommun’s results to its previously reported results. The non-GAAP financial measures that the Company uses may not be comparable to similarly titled financial measures used by other companies.
CONTACTS:

Douglas L. Groves, Vice President, Chief Financial Officer and Treasurer, 310.513.7200
Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com
[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31, 2016	December 31, 2015
Assets
Current Assets
Cash and cash equivalents	$7,432	$5,454
Accounts receivable, net	76,239	77,089
Inventories	119,896	115,404
Production cost of contracts	11,340	10,290
Other current assets	11,034	13,389
Assets held for sale	—	41,636
Total Current Assets	225,941	263,262
Property and Equipment, Net	101,590	96,551
Goodwill	82,554	82,554
Intangibles, Net	101,573	110,621
Non-Current Deferred Income Taxes	286	324
Other Assets	3,485	3,769
Total Assets	$515,429	$557,081
Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$3	$26
Accounts payable	57,024	40,343
Accrued liabilities	29,279	36,458
Liabilities held for sale	—	6,780
Total Current Liabilities	86,306	83,607
Long-Term Debt, Less Current Portion	166,896	240,661
Non-Current Deferred Income Taxes	31,417	28,125
Other Long-Term Liabilities	18,707	18,954
Total Liabilities	303,326	371,347
Commitments and Contingencies
Shareholders’ Equity
Common stock	112	111
Additional paid-in capital	76,783	75,200
Retained earnings	141,287	116,026
Accumulated other comprehensive loss	(6,079)	(5,603)
Total Shareholders’ Equity	212,103	185,734
Total Liabilities and Shareholders’ Equity	$515,429	$557,081

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Quarterly Information Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net Revenues	$142,486	$156,576	$550,642	$666,011
Cost of Sales	114,700	133,780	444,449	565,219
Gross Profit	27,786	22,796	106,193	100,792
Selling, General and Administrative Expenses	18,829	21,214	77,625	85,921
Goodwill Impairment	—	57,243	—	57,243
Intangible Asset Impairment	—	32,937	—	32,937
Operating Income (Loss)	8,957	(88,598)	28,568	(75,309)
Interest Expense	(1,995)	(2,210)	(8,274)	(18,709)
(Loss) Gain on Divestitures, Net	(1,211)	—	17,604	—
Loss on Extinguishment of Debt	—	—	—	(14,720)
Other Income, Net	74	638	215	2,148
Income (Loss) Before Taxes	5,825	(90,170)	38,113	(106,590)
Income Tax Expense (Benefit)	2,989	(24,997)	12,852	(31,711)
Net Income (Loss)	$2,836	$(65,173)	$25,261	$(74,879)
Earnings (Loss) Per Share
Basic earnings (loss) per share	$0.25	$(5.88)	$2.27	$(6.78)
Diluted earnings (loss) per share	$0.25	$(5.88)	$2.24	$(6.78)
Weighted-Average Number of Common Shares Outstanding
Basic	11,182	11,084	11,151	11,047
Diluted	11,383	11,084	11,299	11,047

Gross Profit %	19.5%	14.6%	19.3%	15.1%
SG&A %	13.2%	13.5%	14.1%	12.9%
Operating Income (Loss) %	6.3%	(56.6)%	5.2%	(11.3)%
Net Income (Loss) %	2.0%	(41.6)%	4.6%	(11.2)%
Effective Tax (Benefit) Rate	51.3%	(27.7)%	33.7%	(29.7)%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
BUSINESS SEGMENT PERFORMANCE
(Unaudited)
(In thousands)

	Three Months Ended					Years Ended
	% Change	December 31, 2016	December 31, 2015	% of Net Revenues 2016	% of Net Revenues 2015	% Change	December 31, 2016	December 31, 2015	% of Net Revenues 2016	% of Net Revenues 2015
Net Revenues
Structural Systems	(0.3)%	$60,823	$61,013	42.7%	39.0%	(9.8)%	$246,465	$273,319	44.8%	41.0%
Electronic Systems	(14.5)%	81,663	95,563	57.3%	61.0%	(22.5)%	304,177	392,692	55.2%	59.0%
Total Net Revenues	(9.0)%	$142,486	$156,576	100.0%	100.0%	(17.3)%	$550,642	$666,011	100.0%	100.0%
Segment Operating Income (Loss)
Structural Systems		$3,150	$(55,990)	5.2%	(91.8)%		$16,497	$(53,010)	6.7%	(19.4)%
Electronic Systems		9,214	(27,047)	11.3%	(28.3)%		28,983	(4,472)	9.5%	(1.1)%
		12,364	(83,037)				45,480	(57,482)
Corporate General and Administrative Expenses (1)		(3,407)	(5,561)	(2.4)%	(3.6)%		(16,912)	(17,827)	(3.1)%	(2.7)%
Total Operating Income (Loss)		$8,957	$(88,598)	6.3%	(56.6)%		$28,568	$(75,309)	5.2%	(11.3)%
Adjusted EBITDA
Structural Systems
Operating Income (Loss) (2)(3)		$3,150	$(55,990)				$16,497	$(53,010)
Other Income (4)		—	—				141	1,510
Depreciation and Amortization		2,005	2,408				8,688	9,417
Goodwill Impairment		—	57,243				—	57,243
Restructuring Charges		—	980				—	1,294
		5,155	4,641	8.5%	7.6%		25,326	16,454	10.3%	6.0%
Electronic Systems
Operating Income (Loss) (3)(5)		9,214	(27,047)				28,983	(4,472)
Other Income		—	712				—	712
Depreciation and Amortization		3,426	4,339				14,087	17,267
Intangible Asset Impairment		—	32,937				—	32,937
Restructuring Charges		182	363				182	831
		12,822	11,304	15.7%	11.8%		43,252	47,275	14.2%	12.0%
Corporate General and Administrative Expenses (1)
Operating loss		(3,407)	(5,561)				(16,912)	(17,827)
Other Expense (Income)		74	(74)				74	(74)
Depreciation and Amortization		9	35				85	162
Stock-Based Compensation Expense		428	703				3,007	3,495
		(2,896)	(4,897)				(13,746)	(14,244)
Adjusted EBITDA		$15,081	$11,048	10.6%	7.1%		$54,832	$49,485	10.0%	7.4%

Capital Expenditures
Structural Systems		$5,512	$3,479				$15,661	$11,559
Electronic Systems		1,331	1,223				3,032	4,419
Corporate Administration		—	—				—	10
Total Capital Expenditures		$6,843	$4,702				$18,693	$15,988

(1)	Includes costs not allocated to either the Structural Systems or Electronic Systems operating segments.

(2)	Goodwill impairment related to Structural Systems operating segment.

(3)	2015 includes restructuring charges for severance and benefits and loss on early exit from leases.

(4)	Insurance recoveries related to property and equipment included as other income in 2015.

(5)	Intangible asset impairment related to Electronic Systems operating segment.

DUCOMMUN INCORPORATED AND SUBSIDIARIES
GAAP TO NON-GAAP EARNINGS PER SHARE RECONCILIATION
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
GAAP Net income (loss)	$2,836	$(65,173)	$25,261	$(74,879)
Adjustments:
Divestiture of Miltec operation net working capital adjustment	1,211	—	1,211	—
Divestiture of Miltec operation tax basis adjustment	1,027	—	1,027	—
Total adjustments	2,238	—	2,238	—
Income tax impact on adjustments	—	—	—	—
Adjusted net income (loss)	$5,074	$(65,173)	$27,499	$(74,879)

Adjusted diluted earnings (loss) per share	$0.45	$(5.88)	$2.43	$(6.78)

Diluted shares used for adjusted earnings per share	11,383	11,084	11,299	11,047